Exhibit 10.10

DIRECTOR AGREEMENT

          THIS DIRECTOR AGREEMENT, (“Agreement”), is entered into this 17th day of April 2009 (the “Effective Date”), by and between MabCure, Inc., a Nevada corporation (“MabCure"), and David S. Frank, as Managing Director of MEDx Associates LLC, a New Jersey Limited Liability Company (the "Director").

          WHEREAS, the Director represents that he is ready, willing, and able to be a member of the Board of Directors of MabCure; and

          WHEREAS, the Board of Directors of MabCure wishes to appoint the Director to the Board of Directors to fulfill a vacancy on the current Board of Directors in accordance with the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the mutual promises hereinafter contained, the Parties hereto agree as follows:

1.       Scope of Services

          1.1      The Director shall act as a member of the Board of Directors by participating in up to 4 meetings of the Board of Directors each year and providing all services pertaining to such meetings as requested of the Directors by MabCure and required pursuant to the Bylaws of the Company and the laws of Nevada (the "Services").

          1.2      Director shall perform additional services as mutually agreed and in accordance with the instructions of the Board of Directors pari passu with other directors of MabCure.

2.       Consideration for Services.

          2.1      Annual Compensation; Grant of Options. As annual compensation for your services rendered as a Director, MabCure shall pay the Director an aggregate annual compensation of US$4,000 payable in arrears in four equal quarterly installments of $1,000 each, subject to deductions required to be made by MabCure under all applicable laws. In the event that the MabCure Board of Directors shall establish committees of the Board of Directors, and you become a member of such a committee, an additional annual payment of $8,000 shall be made for your services on one or more committees of the Board of Directors. As consideration for the provision of the Services, MabCure shall grant you as a Director, 120,000 options to purchase 120,000 shares of common stock of MabCure, at an exercise price of $1.00, the fair market value of such shares as of the date of this Agreement (the “Options”). Subject to the approval of the MabCure stock option plan, the Options shall be granted to the Director pursuant to the plan. The Options shall vest pursuant to the vesting schedule attached as Exhibit A. The Options shall be exercisable until the Expiration Date set forth in Exhibit A in numbers of whole shares.

          2.2      Expenses. MabCure shall reimburse Director for all pre-approved or post-approved, reasonable, and actual expenses incurred by the Director in the course of the Director's provision of the Services in accordance with this Agreement, including reasonable travel expenses, incurred by Director in the performance of the Services.

3.       Confidential Information

          3.1      Each party acknowledges that in connection with its duties hereunder it may be provided with or have access to written information data and/or other confidential material ("the Information") which is proprietary and/or confidential to the other party, and which is so marked proprietary and/or confidential or which it would be reasonable to assume was proprietary or confidential due to the nature of the Information disclosed. Both parties agree to keep confidential all such Information and shall not disclose the same either in whole or in part to any third party without the other party's prior written consent. Information which is already in the public domain or which is known to the receiving party without a breach of this or any other Agreement or any other obligation of confidentiality shall not be treated as confidential for the purposes of this Agreement.

          3.2      Upon termination of this Agreement, the Director shall (a) immediately cease using the Information, (b) promptly return to MabCure all tangible embodiments of the Information, and (c) promptly certify in writing the Director's compliance with this obligation. Notwithstanding the foregoing, Counsel for the Director may retain one copy of MabCure’s Information solely for archival purposes.

          3.3      In the event that a party breaches a provision of this Section 3, the damage to the other party may be irreparable. Therefore, in the event of a breach or threat of breach, the owner of the Information shall be entitled to request equitable relief to restrain such breach or threat of breach, in addition to any other relief available at law or in equity.

          3.4      As additional protection for MabCure’s Information, the Director agrees that during the period over which it is to be providing Services and for one year thereafter, the Director (a) will not encourage or solicit any employee or Director of MabCure to leave MabCure for any reason, (b) will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of MabCure, and (c) will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of MabCure.

          3.5      For purposes of clarification, MabCure acknowledges that the Director may provide consulting services to other companies in the field of antibody detection. In such a case, however, the Director commits to disclose to MabCure the general nature of the services being provided and to ensure that (a) MabCure’s Information is not disclosed to the other entity, (b) that the other entity's confidential information is not disclosed to MabCure, and (c) the Director does not have a conflict of interest.

4.       Intellectual Property Rights

          4.1      All right, title, and interest in and to all deliverables, and any discovery, invention, improvement, patent, works of authorship, or other proprietary technical and programming data conceived, discovered, or developed by the Director in the course of the performance of the Services (the “Discoveries”), including all rights in copyrights or other intellectual property rights pertaining to the deliverables or the Discoveries shall belong exclusively to MabCure. All deliverables and Discoveries shall, to the extent possible, be considered works made by the Director for hire for the benefit of MabCure. In the event that the deliverables or Discoveries cannot constitute work made by the Director for hire for the benefit of MabCure under applicable law, or in the event that the Director should otherwise retain any rights to any deliverables or Discoveries, the Director agrees to assign, and upon creation thereof automatically assigns, all right, title, and interest in and to such deliverables and Discoveries to MabCure, without further consideration. The Director agrees to execute any documents of assignment or registration of copyright or patents requested by MabCure respecting any and all deliverables and Discoveries.

          4.2      The Director, in developing materials and carrying out consultancy work for third parties, shall not utilize or copy in whole or in part any original material whether written or readable by machine or otherwise developed for MabCure under this Agreement.

5.       Warranties.

          Director warrants that: (a) the Services will be performed in a professional manner; (b) none of the Services or any part of this Agreement is or will be inconsistent with any obligation Director may have to others; (c) none of the Services will infringe, misappropriate or violate any intellectual property or other right of any person or entity; and, (d) Director has the full right to allow it to provide MabCure with the assignments and rights provided for herein.

6.       Term and Termination.

          6.1      This Agreement shall be effective as of the Effective Date and shall continue in effect unless terminated earlier pursuant to the terms of this Agreement.

          6.2      This Agreement may be terminated by either Party for conveneince upon advance written notice of thirty (30) days.

          6.3      Upon termination of this Agreement for any reason, the Director shall promptly return to MabCure all copies of any MabCure data, records, or materials of whatever nature or kind, including all materials incorporating the proprietary information of MabCure.

7.       Relationship of the Parties.

          Notwithstanding any provision hereof, Director is an independent contractor and not an employee or agent of MabCure, and shall not bind nor attempt to bind MabCure to any contract. Director shall accept any directions issued by MabCure pertaining to the goals to be attained and the results to be achieved but shall be solely responsible for the manner and hours in which Services are performed under this Agreement. Director shall not be eligible to participate in any of MabCure’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. MabCure shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to Director.

8.       Limitation of Liability; Indemnification

          8.1      Limitation of Liability. Neither party shall be liable hereunder for any indirect, special, or consequential losses or damages of any kind or nature whatsoever, including but not limited to lost profits, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, even if advised of the possibility of such loss or damage, or if such loss or damage could have been reasonably foreseen.

          8.2      Indemnification. MabCure shall indemnify the Director to the fullest extent permitted by Nevada law in connection with any action, suit, or proceeding brought against the Director or threatened to be brought against the Director by reason of him being a Director of MabCure, in accordance with the indemnification procedures set forth in Article 11 of MabCure's Articles of Incorporation. In addition, the Director shall be covered by any "director and officer" insurance policy held by MabCure on the same basis as other directors.

9.       Miscellaneous

          9.1      Assignment. This Agreement and the services contemplated hereunder are personal to Director and Director shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the written consent of MabCure. Any attempt to do so shall be void.

          9.2      Notices. All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered mail to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other by written notice.

          9.3      No Waiver. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

          9.4      Modifications. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties.

          9.5      Severability. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

          9.6      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof. Any dispute arising from or in connection with this Agreement shall be submitted to binding arbitration to take place in New York pursuant to the rules and regulations of the American Arbitration Association.

          9.7      Headings. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date first above written.

MabCure, Inc.	David S. Frank

/s/ Amnon Gonenne	/s/ David S. Frank

By: Amnon Gonenne	By: David S. Frank
Title: President & CEO	Title: Managing Director, MEDx Associates LLC
Date: April 17, 2009	Date: April 17, 2009

EXHIBIT A

VESTING SCHEDULE

Option Holder:	David S Frank

Date of Grant:	________ , 2009

Vesting	________, 2009
Commencement
Date:

Option Price per	$ 1.00
Share (Exercise
Price):

Total Number of
Shares Subject to the
Options:	120,000 Shares

Expiration Date:	________, 2014

Type of	Incentive Stock Option Non-Qualified Stock Option
Option:

Vesting Schedule:

All of the Options shall fully vest on March _, 2010, the first anniversary of the Vesting Commencement Date, provided that Mr. Frank continues to be a Director of MabCure through the first anniversary of the Vesting Commencement Date.

MABCURE, INC.		David S. Frank

By:	/s/ Amnon Gonenne	By:	/s/ David S. Frank

Name:	Amnon Gonenne	Name:	David S. Frank

Title:	CEO	Title:	Managing Director, MEDx
Associates LLC